Exhibit 99.2

FOR FURTHER INFORMATION:
Analysts/Investors:                       Media:
------------------                        -----
Jeffrey P. Freimark                       Susanne Marsh
President, CEO, CFO & Treasurer           Manager, Corporate Communications
(973) 890-6340                            (973) 890-6101, (518) 877-0289
x312
jfreimark@grandunionco.com                smarsh@grandunionco.com
--------------------------                -----------------------
                                          and
                                          Kimberly Kriger or Jim Fingeroth
                                          Kekst and Company
                                          (212) 521-4800

              GRAND UNION NAMES JEFFREY FREIMARK PRESIDENT AND CEO
              ----------------------------------------------------


                  WAYNE, NJ, NOVEMBER 27, 2000 - The Grand Union Company (OTC
BB: GUCO), announced today that Jeffrey P. Freimark has been named President and Chief Executive Officer, effective immediately. Mr. Freimark will continue to serve as Chief Financial Officer, Treasurer and Chief Administrative Officer. He succeeds Gary Philbin, who has resigned from the positions of President and CEO, and as a director of the Company. Mr. Philbin's position on the Board will not be filled and the size of the Board has been reduced to six. In addition, Robert
F. Smith, currently Corporate Vice President of Merchandising, will assume the newly created position of Executive Vice President and Chief Operating Officer.

Grand Union filed a voluntary chapter 11 petition in the U.S. Bankruptcy Court in Newark, New Jersey on October 3, 2000, in order to facilitate the planned sale of the Company and provide for additional funding during the sale process. On November 13, the Company announced that it had entered into a definitive agreement for the purchase by C&S Wholesale Grocers, Inc. of substantially all of the Company's assets and business. On November 16, 2000 the Company announced that no higher or better bids for Grand Union's assets were obtained at the auction under Bankruptcy Court procedures.

Stephen Peck, Chairman of the Board of Grand Union commented, "Gary has led the company through a very challenging period. With the sale process now well underway, his task has been completed. We appreciate his efforts and wish him the best for the future. Jeff knows the Company well and is highly qualified to take on this new role. He will continue to work closely with the Company's advisors and the Executive Committee of the Board to ensure that the sale and the Chapter 11 process are successfully completed."



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

Grand Union operates 197 retail food stores in Connecticut, New Jersey, New York, Pennsylvania and Vermont.

Some of the matters discussed herein are "forward-looking statements" within the meaning of the private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. For additional information about the Company and its various risk factors, please see the Company's most recent form 10-K for the fiscal year ended April 1, 2000, as filed with the Securities and Exchange Commission on June 30, 2000, and form 10-Q for the fiscal quarter ended July 22, 2000, as filed with the Securities and Exchange Commission on September 1, 2000.



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